NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749

LUFKIN INDUSTRIES REPORTS STRONG THIRD QUARTER
2008 EARNINGS FROM CONTINUING OPERATIONS

-	Revenues up 42% to $195 million
-	Earnings per diluted share up 37% to $1.66
-	Backlog up $230 million to $414 million
-	EPS guidance increased to $5.65-$5.85 for 2008

LUFKIN, Texas, Oct. 15, 2008 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the third quarter and nine months ended September 30, 2008.
Earnings from continuing operations for the third quarter of 2008 rose 37% to $25.0 million, or $1.66 per diluted share, compared with $18.3 million, or $1.21 per diluted share, for the third quarter of 2007.  Revenues increased 42% to $195.1 million for the third quarter, compared with $137.5 million for the third quarter of 2007.
For the first nine months of 2008, earnings from continuing operations rose 16% to $61.7 million, or $4.14 per diluted share, from $53.1 million, or $3.50 per diluted share, for the first nine months last year.  Year-to-date, revenues increased 26% to $510.7 million, compared with $406.0 million for the same period in 2007.
 “We continue to be very pleased with our strong performance during the third quarter, driven by strong order bookings and improved volume leverage, which expanded operating margins,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “These results were achieved despite the manufacturing down time we experienced late in the quarter as a result of Hurricane Ike.
“Consistent with our first half performance, fundamental demand for energy continues to push demand for both our power transmission products and our oilfield pumping units, automation products and field services.  Incremental demand from international customers was a key driver in this quarter’s performance.
“We are pleased with the volume of new orders received during the third quarter, but we remain cautious about the pace going forward as a result of lower commodity prices and the potential impact of the current turmoil in the credit markets on our customers,” Glick added.

THIRD QUARTER RESULTS

Oilfield Division – Oilfield sales for the third quarter of 2008 increased 52% to $147.1 million, compared to $96.6 million in last year’s third quarter, and increased by 16% from the second quarter of 2008.  Strong demand in both North America and international markets – especially Latin America – resulted in very strong new orders for both automation products and pumping units during the quarter. International demand led the expansion of the oilfield products backlog to $279.8 million at the end of the third quarter, up 64% from the end of the second quarter of 2008 and up 339% from the end of the third quarter of 2007. This increase was achieved despite the increase in shipments during the quarter.
Power Transmission Division – Sales of Lufkin’s power transmission products increased 17% to $48.0 million, compared to $40.9 million in last year’s third quarter and essentially flat with the second quarter of 2008. Third quarter performance was negatively affected late in the quarter by customer delays in accepting shipments in the marine industry, in part as a result of Hurricane Ike.   However, the power transmission backlog rose to $134.1 million at the end of the third quarter, up 12% from a year ago and essentially flat with the end of the second quarter of 2008. During the third quarter, the power transmission division saw an increase in demand for its products from the oil and gas, petrochemical and power generation sectors, all reflecting the strong global demand for energy.  While this demand benefited both our U.S. and European operations, the ultimate destination for most products booked during the quarter will be for installations outside of the U.S.
Consolidated – Gross profit margin for the third quarter decreased to 28.6% of revenues, compared to 29.2% of revenues in last year’s third quarter. Improved cost control and increased sales volumes were offset by higher non-cash LIFO reserves reflecting a 2.3 point impact.  Operating income increased 46% to $38.8 million in the third quarter, compared to $26.5 million in last year’s third quarter.  SG&A expenses as a percentage of revenues declined to 9% in the current quarter, compared to last year’s 10%, reflecting the Company’s ability to leverage its fixed cost structure.

 OUTLOOK

Lufkin today raised its guidance for earnings per diluted share from continuing operations for 2008 to a range of $5.65 to $5.85 from the previous range of $5.50 to $5.70.  This increase is based on the 34% sequential increase in the Company’s backlog, the results so far this year and the outlook for its major markets for the balance of 2008.  Consistent with this guidance, the Company also today established its guidance for diluted EPS from continuing operations for the fourth quarter of 2008 in a range of $1.51 to $1.71.
“During the third quarter of 2008, global demand for energy continued to drive demand for all our products, particularly for our oilfield products and services,” Glick said.  “We also recognize the rapid decline in energy prices over the past several weeks and their potential impact on our customers’ need for our products.  In spite of these challenges, we remain cautiously optimistic, that efficient manufacturing and excellence in customer service will position Lufkin for continued growth and improved market penetration over the longer term.  In these difficult financial and credit markets, Lufkin is fortunate to end the quarter with $110 million in cash with no debt.”

CONFERENCE CALL

Lufkin will discuss its third quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (303) 262-2130 and ask for the “Lufkin Industries” call at least 10 minutes prior to the start of the call.  The conference call will also be broadcast live via the Internet and can be accessed through Lufkin’s corporate website at www.lufkin.com.  A telephonic replay will be available through October 22, 2008, by dialing (303) 590-3000 and entering reservation number 11120222#.
Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales	$195,090	$137,489	$510,648	$406,048
Cost of sales	139,268	97,313	366,511	287,101
Gross profit	55,822	40,176	144,137	118,947

Selling, general and administrative expense	16,983	13,646	50,724	42,097
Operating income	38,839	26,530	93,413	76,850

Other income (expense), net	59	1,479	992	3,971

Earnings from continuing operations before income tax provision	38,898	28,009	94,405	80,821

Income tax provision	13,937	9,691	32,681	27,753

Earnings from continuing operations	24,961	18,318	61,724	53,068

Earnings (loss) from discontinued operations, net of tax	(149)	753	(51)	1,293
Net earnings	$24,812	$19,071	$61,673	$54,361

Basic earnings per share:

Earnings from continuing operations	$1.68	$1.23	$4.18	$3.55

Earnings from discontinued operations	$(0.01)	$0.05	$-	$0.08
Net earnings	$1.67	$1.28	$4.18	$3.63

Diluted earnings per share:

Earnings from continuing operations	$1.66	$1.21	$4.14	$3.50

Earnings from discontinued operations	$(0.01)	$0.05	$-	$0.08
Net earnings	$1.65	$1.26	$4.14	$3.58

Dividends per share	$0.25	$0.23	$0.75	$0.65

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	Sept. 30,	Dec. 31,
	2008	2007
Current assets	$366,555	$292,867
Total assets	561,264	500,656
Current liabilities	85,667	68,134
Shareholders’ equity	435,685	384,653
Working capital	280,888	224,733

LUFKIN INDUSTRIES, INC.
Division Performance
(Thousands of dollars)

		Three Months Ended		Nine Months Ended
		Sept. 30,		Sept. 30,
		2008	2007	2008	2007
Sales:
	Oilfield	$147,073	$96,602	$374,489	$291,061
	Power transmission	48,017	40,887	136,159	114,987
	Total	$195,090	$137,489	$510,648	$406,048

		Sept. 30,	June 30,	Sept. 30,
		2008	2008	2007
Backlog:
	Oilfield	$279,775	$170,917	$63,673
	Power transmission	134,117	138,785	120,256
	Total	$413,892	$309,702	$183,929

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